THE WORLD FUNDS, INC.

                              Articles of Amendment

      THE WORLD FUNDS, INC., a Maryland corporation and an open-end investment company registered under the Investment Company Act of 1940, as amended, having its principal office in Baltimore City, Maryland (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: In accordance with the requirements of Section 2-605 of the Maryland General Corporation Law, the Board of Directors of the Company, pursuant to resolutions, have amended the Charter of the Company as follows:

           RESOLVED, that effective upon making any necessary filing with the Maryland Department of Assessments and Taxation, the Charter of the Company be, and it hereby is, amended to rename Twenty-five Million (25,000,000) shares of the authorized and unissued shares of the Company classified as the "REMS Real Estate Value-Opportunity Fund" to the "REMS Real Estate Value-Opportunity Fund Institutional Shares" of the Company; and it is further

           RESOLVED, that effective upon making any necessary filing with the Maryland Department of Assessments and Taxation, the Charter of the Company be, and it hereby is, amended to rename Twenty-five Million (25,000,000) shares of the authorized and unissued shares of the Company classified as the "REMS Real Estate Value-Opportunity Fund" to the "REMS Real Estate Value-Opportunity Fund Class P Shares" of the Company

      SECOND: The foregoing amendment to the Charter has been duly approved by at least a majority of the Board of Directors of the Company. The amendment is limited to a change expressly permitted to be made without action of the stockholders under Section 2-605 of the Maryland General Corporation Law.

      THIRD: The Articles of Amendment will become effective at the time of filing.

      IN WITNESS WHEREOF, The Company has duly caused these Articles of Amendment to be signed in its name and on its behalf as of this 27th day of July, 2009.


Attest:                         THE WORLD FUNDS, INC.


/s/ Karen Shupe                 /s/ John Pasco, III
Name:  Karen Shupe              Name:  John Pasco, III
Title:    Secretary             Title:      Chairman of the Board and
                                      Chief Executive Officer



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           THE UNDERSIGNED, Chairman of the Board and Chief Executive Officer of
the Company, who executed on behalf of said Company the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Company, the foregoing Articles of Amendment to the Charter to be the corporate act of said Company and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                               /s/ John Pasco,III
                                 Name:  John Pasco, III
                                 Title:    Chairman of the Board and
                                             Chief Executive Officer

Attest:



s/ Karen Shupe
Name:  Karen Shupe
Title:    Secretary